UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                           Washington, DC 20549

                                 FORM 8-K

                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) November 2, 1999

               EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)

         Delaware                   0-15587                 52-0991911
----------------------------      -----------       -------------------------
(State or Other Jurisdiction      (Commission       I.R.S. Employer ID Number
     of Incorporation or          File Number)
        Organization)

      11019 McCormick Road, Hunt Valley, Maryland             21031
      -------------------------------------------           ----------
       (Address of Principal Executive Offices)             (Zip Code)

     Registrant's Telephone Number, including Area Code   410/584-7000
                                                          ------------


5. Other Events.

On November 2, 1999, EA Engineering, Science, and Technology, Inc. (the "Company") issued the following press release:

         EA Engineering, Science, and Technology Announces Solid Growth in EPS and Revenues in Fiscal Fourth Quarter

             Board of Directors Approves a Stock Repurchase Program

                Company Optimistic about Fiscal Year 2000 Outlook

BALTIMORE, MD November 2, 1999 -- EA Engineering, Science, and Technology, Inc. (NASDAQ: EACO), an international consulting firm specializing in energy, the environment, and health and safety, today reported financial results for the fourth fiscal quarter and fiscal year ended August 31, 1999. In addition, the Company announced that the Board of Directors has adopted a stock repurchase program to purchase up to 500,000 shares of the Company's outstanding common stock.

Fourth Quarter Highlights:

o EPS grew to $0.05 versus a $0.02 loss in fourth quarter of fiscal 1998
o Net income from continuing operations increased 24% from the fiscal third quarter of 1999
o Net revenues grew 10% to $9.4 million from $8.5 million in the fourth quarter of fiscal 1998
o New orders remained strong at $11.4 million

Fourth Quarter Results

EA Engineering, Science, and Technology, Inc. today reported net income for the fiscal quarter ended August 31, 1999 of $315,000, or $0.05 per share on a diluted share basis. This compares to a net loss of $113,000, or $0.02 per share for the 1998 comparable period. During the quarter, net revenues grew to $9.4 million, or 10%, from $8.5 million for the 1998 fourth quarter.

Fiscal Year Results

For the fiscal year ended August 31, 1999, the Company reported a net loss of $1.5 million, or $0.23 per diluted share. This compares to net income of $605,000, or $0.10 per diluted share for the 1998 fiscal year. The fiscal year 1999 earnings per share include a one-time restructuring charge of $0.20 per diluted share, taken during the second quarter, to restructure and downsize certain functions of the Corporate staff, and a $0.05 per diluted share write-off of certain non-collectible prior period revenue. Excluding the impact of the restructuring charge and the write-off of prior period assets, the Company's EPS for fiscal 1999 is $0.02 per diluted share. Net revenues for fiscal 1999 were $34.2 million, compared to $36.7 million for fiscal 1998. The $2.5 million net revenue decline in fiscal 1999 reflects the Company's continued completion of several large contracts with the federal government, only partially offset by originally planned new awards in the industrial and municipal sectors.

Stock Repurchase Program

The Board of Directors of the Company announced that they had authorized the repurchase of up to 500,000 shares of the Company's outstanding common stock. The stock repurchases will be made in open market transactions, in compliance with the SEC's Rule 10b-18, and will be dependent upon market conditions and the availability of common stock. There is no assurance as to the actual number of shares that will be repurchased under the program and, in fact, the program can be suspended by the Board at any time. As of September 30, 1999, EA had 6.3 million shares of common stock outstanding.

Management Comments

Loren D. Jensen, EA's founder and Chief Executive Officer said, "I am extremely pleased and encouraged by our solid operating results, reflecting both improved profitability and growth of our top line as a result of our restructuring efforts. Our growth during the fiscal fourth quarter reflects an increase in international assignments for the Company, as well as an increase in federal projects that the Company is working on in the Mid-Atlantic region."

Dr. Jensen continued, "We are quite pleased with the overall results of our business strategy aimed at increasing EA's top and bottom lines. First and foremost, the decentralization and empowerment of personnel at the branch office level is working. Under the new, streamlined organizational structure, branch management has direct access to senior management for guidance and support, which has helped to improve branch-level profitability. Additionally, we are strategically opening new market access offices to better serve local markets, most notably Pittsburgh and Portland. We are also looking to expand even more in Latin America and Mexico, where general economic expansion and development, as well as infrastructure projects such as water and wastewater, create market opportunities."

Barbara Posner, the Company's Chief Financial Officer and Chief Operating Officer added, "During the 1999 fiscal fourth quarter the Company benefited from an increase in higher margin consulting assignments and our efforts to right-size the Company's cost structure. In fact, these results represent the second consecutive quarter with positive earnings since our restructuring."

Ms. Posner continued, "In an effort to strengthen our branch operations, we have been strengthening key personnel where necessary. Having the right people in the local market representing the Company is key to our success. For example, in our profitable, but underperforming western region, we have hired a new regional manager to strengthen that operation. We expect that with this leadership and guidance, this region will meet the profitability targets that we have developed."

Dr. Jensen went on to say, "We are now placing our emphasis on the more profitable projects involving our consulting expertise, and less of an emphasis on commodity type work. As a result, we are benefiting from higher margin contracts that are being generated from outside of the traditional hazardous waste area. Both the government and the private sectors are under constant pressure to address interrelated energy, environment and health issues, leading to an increased worldwide demand for these consulting services. This is one of the key factors that has resulted in the success that we are reporting today."

In announcing the stock repurchase program, Dr. Jensen said, "The Board wishes to have the Company positioned to take advantage of market opportunities that may arise during uncertain economic times. We believe that stock repurchases under these current favorable conditions are consistent with the goal of enhancing shareholder value, which continues to be a major objective of the Company."

Outlook for Fiscal 2000

Dr. Jensen commented, "We are excited about the progress we made during fiscal 1999. These have been times of transformation for our Company; we have expanded our international assignments, added new capabilities, moved toward higher margin consulting contracts and have decentralized our marketing capabilities. In addition, the dedication of our employees and their willingness to make changes were instrumental in getting EA to the point it is at today. These changes have left EA Engineering a stronger, more efficient Company as we move into fiscal 2000. We believe the earnings momentum that began in the second half of fiscal 1999 will carry through to fiscal 2000. Accordingly, we are estimating that fully diluted earnings per share should reach between $0.15 and $0.17 for fiscal year 2000."

EA Engineering, Science, and Technology, Inc., is a publicly held international management consulting firm specializing in energy, the environment, and health and safety. Through its network of more than 20 offices, EA provides scientific, engineering, economic, analytical, and management solutions to corporate, utility, municipal, and federal government clients.

     Certain of the statements contained in this news release are forward-looking statements that involve risks and uncertainties, such as those related to the Company's contracts and other business risks, including general economic conditions, the effects of the Company's restructuring, and industry-wide market factors, as detailed from time to time in the Company's filings with the Securities and Exchange Commission.

     The Company's results of operations are also affected by significant competition in the industry, including a very competitive requirement for successful bidding and solicitation of contracts. As such, operating results for the reporting period are not necessarily indicative of the results that may be expected for any subsequent periods.

                                  # # #

[Financial Table Follows]

For more information on EA Engineering, Science, and Technology via fax at no charge, please call 1-800-PRO-INFO and enter ticker symbol "EACO."

               EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.
                      CONSOLIDATED OPERATING RESULTS
                   ADJUSTED FOR DISCONTINUED OPERATIONS

                                             Fourth Quarter Ended         Twelve Months Ended
                                                   August 31,                  August 31,
                                           -----------   -----------    -----------   -----------
                                               1999          1998           1999          1998
                                           -----------   -----------    -----------   -----------
Total revenue                              $13,856,400   $13,310,200    $48,820,100   $53,613,900
Less: Subcontractor costs                    2,852,600     3,024,800      8,904,300    11,003,000
Less:  Other direct projects costs           1,637,900     1,791,600      5,676,400     5,914,500
                                           -----------   -----------    -----------   -----------
Net revenue                                  9,365,900     8,493,800     34,239,400    36,696,400

Costs and operating expenses:
Direct salaries and other operating          6,891,500     6,567,700     26,199,400    26,393,600
Sales, general and administrative            1,906,200     2,258,600      8,042,500     9,374,400
Gain on "key employee" life insurance              -             -              -        (261,100)
Restructuring charge                               -             -        2,132,600           -
                                           -----------   -----------    -----------   -----------
Total costs and operating expenses           8,797,700     8,826,300     36,374,500    35,506,900

                                           -----------   -----------    -----------   -----------
Income (loss) from operations                  568,200      (332,500)    (2,135,100)    1,189,500

Other income and expense, net                  (40,900)      (28,500)      (180,500)     (121,700)
                                           -----------   -----------    -----------   -----------

Income (loss) before income taxes              527,300      (361,000)    (2,315,600)    1,067,800

Provision (benefit from) for income
   taxes                                       211,900      (173,500)      (925,700)      400,700
                                           -----------   -----------    -----------   -----------
Net income (loss) from Continued
   Operations                                  315,400      (187,500)    (1,389,900)      667,100
                                           -----------   -----------    -----------   -----------

Discontinued Operations:
Net income (loss) from Discontinued
   Operations                                      -          74,200       (119,000)      (62,300)
Net Gain on Sale of Labs                           -             -           35,300           -
                                           -----------   -----------    -----------   -----------
Income (loss) from EA Labs                         -          74,200        (83,700)      (62,300)
                                           -----------   -----------    -----------   -----------

Net income (loss)                              315,400      (113,300)    (1,473,600)      604,800
                                           ===========   ===========    ===========   ===========

Basic EPS - Continued Operations                 $0.05      $(0.03)        $(0.22)          $0.11
Diluted EPS - Continued Operations                0.05       (0.03)         (0.22)           0.11

Basic EPS - Discontinued Operations                -          0.01          (0.01)          (0.01)
Diluted EPS - Discontinued Operations              -          0.01          (0.01)          (0.01)

Basic EPS - Gain on disposal of Labs               -             -              -             -
Diluted EPS - Gain on disposal of Labs             -             -              -             -

Basic EPS - Net                                  $0.05      $(0.02)        $(0.23)          $0.10
Diluted EPS - Net                                 0.05       (0.02)         (0.23)           0.10

Weighted average shares outstanding          6,331,200     6,281,700      6,312,300     6,255,500
Diluted weighted shares outstanding          6,331,500     6,329,400      6,312,900     6,346,600